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                                  EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statements on Forms S-3 Nos. 333-65646, 333-75488 and 333-91006, and on Forms S-8 Nos.
333-40728, 333-92767, 333-82295, 333-81003, 333-81005, 333-81007, 333-81075,
333-75478, 333-58344, 333-40586, 333-90672 and 333-91010 pertaining to various stock option plans of Student Advantage, Inc. of our report dated March 31, 2003, (except as to the matter discussed in Note 6, as to which the date is April 14, 2003), with respect to the consolidated financial statements, as amended, of Student Advantage, Inc. included in the Annual Report Form 10-K/A for the year ended December 31, 2002.

/s/ ERNST & YOUNG LLP
Boston, Massachusetts
April 28, 2003